Exhibit 99.1

MAXAR TECHNOLOGIES INC.

SUPPLEMENTAL FINANCIAL INFORMATION

During the fourth quarter of 2019, following a number of changes, the chief operating decision maker (“CODM”) changed the way in which he assesses performance and allocates resources. As a result, the Company has revised its reportable segments to reflect how the CODM currently reviews financial information and makes operating decisions. The Company’s operating and reportable segments are: Earth Intelligence, Space Infrastructure and MDA. With the Company’s announcement of the MDA Transaction on December 30, 2019 the MDA segment has been classified within Income (loss) from discontinued operations, net of tax in the Consolidated Statements of Operations. All prior-period amounts have been adjusted to reflect the reportable segment change.

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, gain on sale of assets, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

QUARTERLY FINANCIAL DATA

The table below reconciles our net (loss) income to EBITDA and Adjusted EBITDA for the quarters of 2019 and the year ended December 31, 2019:

	Q1	Q2	Q3	Q4	YTD
	2019	2019	2019	2019	2019
Net (loss) income	(57)	148	(25)	43	109
Income tax expense (benefit)	1	1	1	2	5
Interest expense, net	49	49	50	71	219
Interest income	-	-	-	(2)	(2)
Depreciation and amortization	95	96	93	92	376
EBITDA	$88	$294	$119	$206	$707
(Income) loss from discontinued operations	(11)	(9)	(16)	10	(26)
Restructuring	11	4	(1)	4	18
Transaction and integration related expense	5	2	7	2	16
Impairment losses, including inventory	3	-	-	14	17
Satellite insurance recovery	-	(183)	-	-	(183)
Gain on sale of assets	-	-	-	(136)	(136)
CEO severance	3	-	-	-	3
Adjusted EBITDA:	$99	$108	$109	$100	$416

Adjusted EBITDA:
Earth Intelligence	125	124	145	154	548
Space Infrastructure	(2)	7	(3)	(19)	(17)
Intersegment eliminations	(4)	(4)	(12)	(9)	(29)
Corporate and other unallocated expenses	(20)	(19)	(21)	(26)	(86)
Adjusted EBITDA	$99	$108	$109	$100	$416

Revenues
Earth Intelligence	$254	$263	$282	$286	$1,085
Space Infrastructure	210	181	162	153	706
Intersegment eliminations	(33)	(32)	(31)	(29)	(125)
Total revenues	$431	$412	$413	$410	$1,666